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                                                                  EXHIBIT 11(d)

                              CONSENT OF COUNSEL

                            AIM EQUITY FUNDS, INC.

            We hereby consent to the use of our name and to the references to our firm under the caption "Legal Matters" in the Prospectus for the Retail Classes of Shares of the AIM Aggressive Growth Fund Portfolio, under the caption "General Information - Legal Counsel" in the Prospectuses for the Retail Classes of Shares of the AIM Aggressive Growth Fund, AIM Blue Chip Fund, AIM Capital Development Fund, AIM Charter Fund, AIM Weingarten Fund and AIM Constellation Fund Portfolios, under the caption "Miscellaneous - Legal Matters" in the Statement of Additional Information for such Retail Classes of Shares, under the caption "General Information - Legal Counsel" in the Prospectuses for the Institutional Classes of Shares of the AIM Charter Fund, AIM Weingarten Fund and AIM Constellation Fund, and under the caption "Management - Legal Matters" in the Statement of Additional Information for such Institutional Classes of Shares, all of which are included in Post-Effective Amendment No. 54 to the Registration Statement under the Securities Act of 1933 (No. 2-25469) and Amendment No. 54 to the Registration Statement under the Investment Company Act of 1940 (No. 811-1424) on Form N-1A of AIM Equity Funds, Inc.


                                     /s/ BALLARD SPAHR ANDREWS & INGERSOLL, LLP

                                     Ballard Spahr Andrews & Ingersoll, LLP




Philadelphia, Pennsylvania
February 17, 1998